Exhibit 10.4

SIDE LETTER — D&O INSURANCE CONDITION

FDCTech, Inc. / Dena Lauren Decker

This Side Letter is entered into as of the Execution Date by and between FDCTECH, INC., a Delaware corporation (the “Company”), and Dena Lauren Decker (the “Director”), and supplements that certain Board of Directors Agreement of even date between them (the “Agreement”). Capitalized terms used and not defined herein have the meanings given in the Agreement.

WHEREAS, Section VII(c) of the Agreement requires the Company to obtain and maintain D&O Insurance satisfying the requirements of that Section prior to or contemporaneously with the Execution Date, and Section V-A(b)(iv) contains a representation that the D&O Insurance policies, binders, applications, endorsements and exclusions have been furnished to the Director; and

WHEREAS, such policies have not been furnished to the Director as of the Execution Date, and the parties wish to record the basis on which the Director is nonetheless willing to execute the Agreement;

NOW THEREFORE, the parties agree as follows:

1. Acknowledgment and limited qualification.

The parties acknowledge that the D&O Insurance policies, binders, applications, endorsements and exclusions have not been furnished to the Director as of the Execution Date. The representation in Section V-A(b)(iv) of the Agreement is qualified solely to that extent and in no other respect, and shall be deemed satisfied upon delivery in accordance with Section 3 below. The Director’s execution of the Agreement is not, and shall not be construed as, a waiver of Section VII(c), of Section V-A(b)(iv), or of any right or remedy under the Agreement.

2. Coverage to be bound; prior acts must reach back to the Execution Date.

The Company shall cause D&O Insurance satisfying each requirement of Section VII(c) of the Agreement, including clauses (i) through (x) thereof, the Minimum D&O Limit and the Dedicated Side A Limit, to be bound no later than thirty (30) days following the Execution Date.

Regardless of the date on which such coverage is bound, and as a condition to satisfaction of this Side Letter, such coverage shall provide full prior acts coverage with no retroactive date, prior acts exclusion or similar limitation, and any “prior and pending litigation” or equivalent date shall be no later than the Execution Date. Coverage bound after the Execution Date that carries a prior and pending litigation date later than the Execution Date shall not satisfy Section VII(c) or this Side Letter.

3. Delivery.

The Company shall deliver to the Director (a) a complete copy of the binder within five (5) business days after coverage is bound, and (b) a complete copy of the policy, including all endorsements, exclusions, applications, schedules and sublimits, within thirty (30) days after coverage is bound.

4. Review and notice of non-conformity.

The Director may notify the Company in writing of any respect in which the coverage does not satisfy Section VII(c) of the Agreement or this Side Letter at any time following receipt of the binder, and shall have fifteen (15) days following receipt of the complete policy in which to give or supplement such notice. Absent such notice within that period, the coverage shall be deemed accepted as delivered. Notice given on the basis of the binder shall not prejudice the Director’s right to give further notice after receipt of the complete policy.

5. Cure.

Upon receipt of a notice under Section 4, the Company shall have thirty (30) days to cure the non-conformity, whether by endorsement, replacement coverage, additional coverage or otherwise, and shall deliver evidence of the cure to the Director within that period.

6. Director’s termination right.

If (a) coverage is not bound within the period specified in Section 2, (b) delivery is not made within the periods specified in Section 3, or (c) a non-conformity notified under Section 4 is not cured within the period specified in Section 5, then the Director may terminate the Agreement upon written notice to the Company, and upon such termination:

(i) neither the Director nor the Company shall have any further obligation to the other in respect of future service, and such termination shall not constitute a breach by the Director of the Agreement;

(ii) the Director shall retain all compensation earned, accrued or paid as of the date of termination, without proration, forfeiture or repayment, and any such amount not yet paid shall be paid within thirty (30) days;

(iii) Section VII and Exhibit B of the Agreement shall survive in full force and effect with respect to the Director’s period of service and with respect to all Existing Claims and Pre-Agreement Matters, notwithstanding such termination; and

(iv) the remedy set forth under the heading “Remedy for Failure to Maintain Required Coverage” in Section VII(c) of the Agreement, including reimbursement of replacement coverage up to Seventy-Five Thousand U.S. Dollars (US$75,000) per annum, shall remain available to the Director.

7. No reduction of existing remedies.

The periods and procedures set forth in this Side Letter are in addition to, and do not limit, replace, or extend, any right or remedy of the Director under the Agreement, including under Section II(a), Section V-A(d), or Section VII(c). Nothing in this Side Letter obligates the Director to exercise any right hereunder as a precondition to any other remedy.

8. Miscellaneous.

Any notice under this Side Letter shall be given in the manner provided in Section XV of the Agreement. This Side Letter is governed by the laws of the State of Delaware without regard to its conflict of laws principles, and is subject to the forum and jury waiver provisions of Section XII of the Agreement. It may be executed in counterparts, including by electronic signature. Except as expressly set forth herein, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Side Letter as of the Execution Date, which is the date set forth as the Execution Date on the signature page of the Agreement notwithstanding any different date that may appear on any signature line below.

FDCTECH, INC.

By:	/s/ Mitchell M. Eaglstein
Mitchell M. Eaglstein
Chief Executive Officer and Director
Date:	September 18, 2026

DIRECTOR

/s/ Dena Lauren Decker
Dena Lauren Decker
Date: September 18, 2026